Exhibit 23.3

July 30, 2013

Boards of Directors

Prudential Mutual Holding Company

Prudential Bancorp, Inc. of Pennsylvania

Prudential Savings Bank

1834 West Oregon Avenue

Philadelphia, PA 19145

Dear Board Members:

We hereby consent to the use of our firm’s name, FinPro, Inc. (“FinPro”), in the Application to Become a Bank Holding Company of Prudential Bancorp, Inc., and any amendments thereto, the Application for a Holding Company Acquisition filed by Prudential Bancorp, Inc. and any amendments thereto, and in the Registration Statement on Form S-1, and any amendments thereto, filed by Prudential Bancorp, Inc. and references to the Conversion Valuation Appraisal Report, and any updates thereto (“Report”) and the valuation of Prudential Mutual Holding Company provided by FinPro, and our opinions regarding subscription rights and liquidation rights filed as an exhibit to the applications and registration statement referred to above. We also consent to the use of our firm’s name and the inclusion of, summary of and references to our Report in the Form S-1 Registration Statement filed by Prudential Bancorp, Inc. and any amendments thereto, the Application to Become a Bank Holding Company filed by Prudential Bancorp, Inc. and any amendments thereto and the Application for a Holding Company Acquisition filed by Prudential Bancorp, Inc. and any amendments thereto. We hereby consent to being named as an expert in the prospectus under the caption “Experts”, filed with the Application to Become a Bank Holding Company, the Application for a Holding Company Acquisition and the Form S-1 Registration Statement.

Very Truly Yours,

FinPro, Inc.

20 Church Street ● P.O. Box 323 ● Liberty Corner, NJ 07938-0323 ● Tel: 908.604.9336 ● Fax: 908.604.5951

finpro@finpronj.com ● www.finpronj.com